Exhibit 10.2

MANAGEMENT AGREEMENT

among

Bluerock Homes Trust, Inc.

Bluerock Residential Holdings, L.P.

and

Bluerock Homes Manager, LLC

Dated as of October 5, 2022

MANAGEMENT AGREEMENT, dated as of October 5, 2022, among Bluerock Homes Trust, Inc., a Maryland corporation (“BHM”), Bluerock Residential Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”) and Bluerock Homes Manager, LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, BHM intends to invest in Target Assets (as defined below) and intends to qualify as a real estate investment trust for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning with its taxable year ending December 31, 2022;

WHEREAS, BHM is the general partner of the Operating Partnership, and BHM intends to conduct substantially all of its business and make all Investments (as defined below) through the Operating Partnership;

WHEREAS, BHM and the Operating Partnership desire to retain the Manager to administer the business activities and day-to-day operations of the Company (as defined below) and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services, subject to the supervision of the Board (as defined below), on the terms and conditions hereinafter set forth;

WHEREAS, the Manager wishes to be retained to administer such business activities and day-to-day operations and to provide such services;

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a)            The following terms shall have the meanings set forth in this Section 1(a):

“Acquisition Expenses” means any and all expenses incurred by the Company, the Manager or any of their respective Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investment, whether or not acquired, including, but not limited to, legal fees and expenses, travel and communications expenses, property inspection expenses, third party brokerage or finder’s fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and expenses, survey expenses, closing costs and the costs of performing due diligence.

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“AFFO” means adjusted funds from operations, calculated by adjusting FFO by adding back Acquisition Expenses, equity based compensation expenses, and any other non-recurring on non-cash expenses, and subtracting recurring capital expenditures (and, when calculating the Incentive Fee only, further adjusting FFO to include any realized gains or losses on the Company’s real estate investments).

“Agreed Structure” has the meaning set forth in Section 10(c) hereof.

“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law; provided, that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means the base management fee in an amount equal to 1.50% of the Company’s New Stockholders’ Equity, per annum, calculated and payable in quarterly installments in arrears in cash.

“BHM” has the meaning set forth in the preamble.

“Board” means the board of directors of BHM. In every instance herein requiring approval of the Board or referring to policies or directions of the Board, for purposes of this Agreement, the Board shall be deemed to include any duly appointed and constituted committee of the Board with respect to each and every act that under the Governing Instruments or applicable law may be taken with the approval of a duly appointed and constituted committee of the Board, and references herein to the Board shall be deemed to include references to each such committee.

“Board-Approved Structure” has the meaning set forth in Section 10(c) hereof.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“C-LTIP Unit” shall have the definition set forth in the partnership agreement of the Operating Partnership.

“Cause Termination Notice” has the meaning set forth in Section 11(a).

“Claim” has the meaning set forth in Section 8(d) hereof.

“Code” has the meaning set forth in the Recitals.

“Common Stock Equivalents” means shares of the Company Common Stock issuable pursuant to outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Company Common Stock that are in-the-money on such date.

“Company” means, collectively, BHM and the Operating Partnership.

“Company Common Stock” means the Class A Common Stock, par value $0.01 per share, of BHM.

“Company Entities” means, collectively, BHM, the Operating Partnership and each of their respective subsidiaries.

“Company Indemnified Party” has meaning set forth in Section 8(c) hereof.

“Conduct Policies” has the meaning set forth in Section 2(l) hereof.

“Confidential Information” has the meaning set forth in Section 5(a) hereof.

“Distribution” means the distribution of all of the outstanding shares of Company Common Stock to the holders of common stock of Bluerock Residential Growth REIT, Inc.

“Distribution Date” means the date of the Distribution.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof, and shall also mean the effective date of termination of this Agreement by any notice given pursuant to Sections 10(d), 11(a) or 11(b) hereof.

“Equity Incentive Plans” means such equity incentive plans as may be adopted by BHM to provide incentive compensation to attract and retain qualified independent directors, executive officers and other key employees, including officers and employees of the Manager and Operating Partnership and their Affiliates and other service providers, including the Manager and its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FFO” means funds from operations as such term is from time to time defined by the National Association of Real Estate Investment Trusts, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

“Financing Transaction” means any financing transaction with respect to any Investment involving any of the Company Entities incurring any mortgage or other indebtedness, including the entering into any line of credit, mezzanine financing, preferred equity financing, and any transaction involving the creation of any commercial mortgage-backed security.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general partnership, the certificate of limited partnership and the partnership agreement in the case of a limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

“Incentive Fee” means the incentive fee payable to the Manager, which shall be calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears, in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) the Company’s AFFO for the previous 12-month period and (ii) the product of (A) the product of (x) the weighted average of the price per share of equity securities as derived from the Net Asset Value and the issue price of equity securities issued in future offerings and transactions, multiplied by (y) the weighted average number of all shares of Company Common Stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of Company Common Stock, LTIP Units, and other shares of Company Common Stock underlying awards granted under incentive plans and OP Units) in the previous 12-month period multiplied by (B) 8%, and (2) the sum of any Incentive Fee paid to the Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no Incentive Fee is payable with respect to any calendar quarter unless AFFO is greater than zero for the four most recently completed calendar quarters, or the number of completed calendar quarters since the Distribution Date, whichever is less.

“Indemnified Party” has the meaning set forth in Section 8(c) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with BHM’s Governing Instruments and the rules of the Securities Exchange on which the shares of Company Common Stock are listed.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment” means any investment by the Company, directly or through a subsidiary, in a Target Asset.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors).

“Investment Transaction” means any purchase, acquisition, exchange, sale or disposition, merger or interest exchange that results in the acquisition or disposition of, or other transaction involving, an Investment.

“Last Appraiser” has the meaning set forth in Section 6(g) hereof.

“Losses” has the meaning set forth in Section 8(b) hereof.

“LTIP Unit” shall have the definition set forth in the partnership agreement of the Operating Partnership.

“Manager” has the meaning set forth in the Recitals.

“Manager Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power of the Manager’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Manager Change of Control shall not include (i) public offerings of the equity interests of the Manager, (ii) any of the foregoing changes resulting from a transfer by R. Ramin Kamfar to a trust or other entity created for estate planning purposes primarily for the benefit of R. Ramin Kamfar or his heirs, or (iii) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“Market Rates” has the meaning set forth in Section 10(b).

“Merger Agreement” means the agreement and plan of merger, dated as of December 20, 2021, by and among Bluerock Residential Growth REIT, Inc., Badger Parent LLC and Badger Merger Sub LLC.

“Net Asset Value” means the midpoint of the range of net asset values of the Operating Partnership utilized by Duff & Phelps, A Kroll Business operating as Kroll, LLC in its analysis underlying the opinion it delivered to the Bluerock Residential Growth REIT, Inc. board of directors in connection with the execution of the Merger Agreement.

“New Stockholders’ Equity” means (1) the sum of (i) the Net Asset Value plus (ii) the net proceeds from the issuance of (or equity value assigned to) equity and equity equivalent securities in any subsequent offering (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance) plus (iii) retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (2) any amount that the Company has paid to repurchase Company Common Stock issued in any subsequent offering. New Stockholders’ Equity also excludes (a) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (b) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

“Nonrenewal Event” has the meaning set forth in Section 10(b) hereof.

“Nonrenewal Notice” has the meaning set forth in Section 10(b) hereof.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.

“NYSE” means the New York Stock Exchange.

“NYSE American” means the New York Stock Exchange American.

“OP Units” has the meaning set forth in Section 10(f)(ii) hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange” means the NYSE, NYSE American, and any other nationally recognized securities exchange.

“Target Assets” means the types of assets described under “Business and Properties” in the Company’s Registration Statement on Form 10 (No. 001-41322) filed with the SEC, subject to, and including any changes to the Company’s Investment Guidelines that may be approved by the Board from time to time.

“Termination Fee” means a termination fee equal to three (3.00) times the sum of (i) the Base Management Fee and (ii) the Incentive Fee, in each case, earned by the Manager during the 12-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of non-renewal/termination.

“Valuation Notice” has the meaning set forth in Section 6(g) hereof.

(b)            As used herein, accounting terms relating to any Company Entity, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a)            BHM and the Operating Partnership hereby appoint the Manager to manage the investments and day-to-day operations of the Company Entities, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision and direction of, and such further limitations or parameters as may be imposed from time to time by, the Board. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof, and further subject to Section 6 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its reasonable discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.

(b)            The Manager, in its capacity as manager of the Investments and the operations of the Company Entities, at all times will be subject to the supervision and direction of the Board and will use commercially reasonable efforts to present to the Company potential investment opportunities and will perform its duties hereunder, including managing the Company’s business affairs in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board. BHM, the Operating Partnership and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board of the Investment Guidelines, including, but not limited to the Company’s investment strategy in the Target Assets. BHM, the Operating Partnership and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets shall require a change in, or supplement to, the Investment Guidelines. The Company shall notify the Manager promptly of any amended, restated, supplemented or waived Investment Guidelines, including any modification or revocation of the Manager’s authority set forth in the Investment Guidelines; provided, however, that such modification or revocation shall not be applicable to Investment Transactions to which the Manager has committed any Company Entity prior to the date of receipt by the Manager of such notification.

(c)            The Manager will be responsible for (1) the selection, purchase, sale and disposition of Investments, (2) the Company’s financing activities, and (3) providing the Company with advisory services. In addition, the Manager will be responsible for the day-to-day operations of the Company Entities (which, for purposes of the Manager’s responsibilities in this Agreement, includes their respective subsidiaries) and will perform (or cause to be performed) such services and activities relating to the Investments and operations of the Company Entities as may be appropriate, which may include, without limitation:

(i)             serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s Investments, financing activities and operations, any modification to which will be approved by the Board (including a majority of the Independent Directors);

(ii)            investigating, analyzing, and selecting possible Investment opportunities and acquiring, financing, retaining, selling, restructuring, exchanging or disposing of Investments consistent with the Investment Guidelines;

(iii)           with respect to prospective Investment Transactions and Financing Transactions, conducting negotiations (including negotiation of definitive agreements) on the Company’s behalf with sellers, purchasers, and brokers and, if applicable, their respective agents and representatives;

(iv)           effecting any private placement of interest in the Operating Partnership, tenancy-in-common or other interests in Investments as may be approved by the Board;

(v)            engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, real estate brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations and actual or potential Investments, Investment Transactions or Financing Transactions;

(vi)           coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(vii)          providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii)         administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)           communicating on the Company’s behalf with the holders of any of the equity or debt securities of the Company or the Operating Partnership as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x)            counseling the Board and the Company in connection with policy decisions to be made by the Board;

(xi)           evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with such strategies as so modified from time to time, with BHM’s qualification as a REIT and with the Investment Guidelines;

(xii)          counseling the Board and the Company regarding the qualification and maintenance of BHM’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause BHM to qualify and continue to qualify for taxation as a REIT;

(xiii)         counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from such status;

(xiv)         furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager, including reports to the Board with respect to potential conflicts of interest involving the Manager or any of its Affiliates;

(xv)          monitoring the operating performance of the Company’s Investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvi)         investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to BHM’s stockholders and the Operating Partnership’s partners), consistent with BHM’s qualification as a REIT, and advising the Company as to its capital structure and capital raising;

(xvii)        causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries (as defined in Section 856(l) of the Code), and to conduct quarterly compliance reviews with respect thereto;

(xviii)       assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix)          assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the applicable Securities Exchange;

(xx)           assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxi)          handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

(xxii)         using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxiii)        serving as the Company’s consultant with respect to decisions regarding any of its financings, hedging activities, borrowings or joint venture arrangements undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to its investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for its investments;

(xxiv)        arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xxv)         performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxvi)        using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(d)            The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(e)            The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of BHM as a REIT or the Operating Partnership as a partnership under the Code or the Company’s status as an entity exempted or excluded from investment company status under the Investment Company Act, or (iii) would conflict with or violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or any applicable Governing Instruments. If the Manager is ordered to take any action by the Board, the Manager shall promptly notify the Board if it is the Manager’s judgment that such action would adversely and materially affect such status or conflict with or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board, or the Company’s stockholders or partners, as applicable, for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(f)            The Manager shall seek and obtain Board approval of any Investment Transaction that does not meet the Investment Guidelines. Subject to this Section 2(f), the Manager may execute without Board approval any Investment Transaction that fits within the Investment Guidelines, if then permitted by the Investment Guidelines. If any proposed Investment Transaction requires approval by the Independent Directors, the Manager will deliver to the Independent Directors all documents and other information reasonably required by them to evaluate properly the proposed transaction. The Board may, at any time upon the giving of notice to the Manager, modify or revoke the authority set forth in this Section 2(f); provided, however, that such modification or revocation shall be effective upon receipt by the Manager and shall not be applicable to Investment Transactions to which the Manager has committed the Company prior to the date of receipt by the Manager of such notification.

(g)            The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, the applicable Securities Exchange’s Listed Company Manual, the Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(h)            As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, any reports and other information relating to any proposed or consummated Investment as may be reasonably requested by the Company.

(i)             The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company Entities to comply with their respective Governing Instruments or as otherwise reasonably requested by the Board, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of BHM’s consolidated financial statements by a nationally recognized independent accounting firm.

(ii)            The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, performance and compliance with the Investment Guidelines and policies approved by the Board.

(i)            Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for any Company Entity, to the extent permitted by their respective Governing Instruments or by any resolutions duly adopted by the Board, the Operating Partnership or such Company Entity. When executing documents or otherwise acting in such capacities for any Company Entity, such Persons shall indicate in what capacity they are executing on behalf of such Company Entity. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, including a president, chief financial officer and secretary, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company Entities hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time. For the avoidance of doubt, none of the officers or employees of the Manager or its Affiliates will be dedicated exclusively to the Company.

(j)            The Manager, at its sole cost and expense, shall at all times during the term of this Agreement maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement, naming BHM and the Operating Partnership as additional insureds.

(k)           The Manager, at its sole cost and expense, shall provide such third party internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the applicable Securities Exchange and as otherwise reasonably requested by the Company or the Board from time to time.

(l)            The Manager acknowledges receipt of BHM’s Code of Business Conduct and Ethics and Policy on Insider Trading (the “Conduct Policies”) and agrees to require any Persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such Persons to at least the standards of conduct set forth in the Conduct Policies.

(m)          The Manager, at its sole cost and expense, shall maintain any required registration of the Manager or any Affiliate with the SEC under the Investment Advisers Act of 1940, as amended, or with any state securities authority in any state in which the Manager or its Affiliate is required to be registered as an investment advisor under applicable state securities laws.

Section 3. Additional Activities of the Manager; Non-Solicitation; Restrictions.

(a)            Except as provided in the last sentence of this Section 3(a) and/or the Investment Guidelines nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company; provided, however, that the Manager shall devote sufficient resources to the Company’s business to discharge its obligations to the Company Entities under this Agreement; or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(b)            The Manager shall report to the Board any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Manager’s obligations to the Company and its obligations to or its interest in any other Person. If the Manager or any of its Affiliates sponsored any other investment program with similar investment objectives to the Company that has investment funds available at the same time as the Company, the Manager shall inform the Board of the method to be applied by the Manager in allocating investment opportunities among the Company and competing investment entities and shall provide regular updates to the Board of the investment opportunities provided by the Manager to competing programs in order for the Board (including the Independent Directors) to evaluate that the Manager is allocating such opportunities in accordance with such method.

Section 4. Bank Accounts.

At the direction of the Board, the Manager may establish and maintain one or more bank accounts in the name of any Company Entity, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the Company’s auditors.

Section 5. Records; Confidentiality.

(a)            The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company Entities at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or filings with the NYSE, NYSE American, or other applicable Securities Exchange or market, or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof.

(b)            Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(c)            Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions of this Section 5: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public (except to the extent exempt under Regulation FD) or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third party where such disclosure, to the best of the Manager’s knowledge, does not constitute a breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

(d)            The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one (1) year; provided that the parties will maintain trade secrets of the other party identified in writing as trade secrets, and which in fact constitute trade secrets, for a period of no longer than five (5) years thereafter.

Section 6. Compensation.

(a)            For the services rendered under this Agreement, the Company shall pay the Base Management Fee and the Incentive Fee to the Manager. The Manager will not receive any compensation for the period prior to the Distribution Date other than expenses incurred and reimbursed pursuant to Section 7 hereof.

(b)            The parties acknowledge that the Base Management Fee is intended to compensate the Manager for advisory services and certain general management services rendered under this Agreement.

(c)            The Base Management Fee shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final quarters, respectively, that this Agreement is in effect. The Base Management Fee shall be promptly delivered to the Company. The Company will be obligated to pay each quarterly installment of the Base Management Fee calculated for that quarter within five (5) Business Days after delivery to the Company of the written statement of the Manager setting forth the computation of the Base Management Fee for such quarter. One half of each quarterly installment of the Base Management Fee will be payable in C-LTIP Units. The remainder of the Base Management Fee shall be payable in cash or C-LTIP Units, at the election of the Board. The number of C-LTIP Units payable as the Base Management Fee to be issued to the Manager will be calculated in accordance with Section 6(f) in the same manner as the number of C-LTIP Units calculated for the Incentive Fee.

(d)            The Incentive Fee shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement is executed. The Manager shall compute each quarterly installment of the Incentive Fee within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of such computations. For purposes of calculating the Incentive Fee during the first 12 months after completion of the Distribution, AFFO will be determined by annualizing the applicable period following completion of the Distribution.

(e)            Each quarterly installment of the Incentive Fee shall be allocated and payable as follows:

(i)             fifty percent (50%) of the Incentive Fee will be payable in C-LTIP Units; and

(ii)            the remainder will be payable in cash or in C-LTIP Units, at the election of the Board.

(f)            The number of C-LTIP Units payable as the Incentive Fee to be issued to the Manager will be equal to the dollar amount of the portion of the quarterly installment of the Incentive Fee payable in such C-LTIP Units, divided by a value determined as follows:

(i)             if the Company Common Stock is traded on a Securities Exchange, the value shall be deemed to be the average of the closing prices of the Company Common Stock on such exchange on the five (5) Business Days prior to the date on which the quarterly installment of the Incentive Fee is paid;

(ii)            if the Company Common Stock is not traded on a Securities Exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five (5) Business Days prior to the date on which the quarterly installment of the Incentive Fee is paid; and

(iii)           if the Company Common Stock is neither traded on a Securities Exchange nor actively traded over-the-counter, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board (including a majority of the Independent Directors).

(g)            If at any time the Manager shall, in connection with a determination of the value of the Company Common Stock made by the Board pursuant to Section 6(f)(iii) hereof, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) Business Days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five (5) Business Days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board and the Manager and shall be delivered to the Manager and the Board within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate that deviated the furthest from the final valuation decision made by the independent appraisers.

Section 7. Expenses of the Company.

(a)            Except as otherwise set forth in Section 7(b)(iv) hereof with respect to the costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company as specified therein, which costs shall be the expense of the Company, the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company Entities pursuant to this Agreement, including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel; provided, however, that the Manager shall not be responsible for any such expenses payable subsequent to the Distribution Date to the extent (and only to such extent) that such expenses were incurred or otherwise attributable to a time period preceding the Distribution Date. For the avoidance of doubt, any Equity Incentive Plan of BHM or the Operating Partnership in which any person referred to above participates shall be excluded from the operation of this Section 7(a) and will thus not be an expense of the Manager.

(b)            The Company shall pay (or cause to be paid) all of the costs and expenses of each Company Entity and shall reimburse the Manager or its Affiliates for documented expenses of the Manager and its Affiliates incurred on behalf of any Company Entity that are reasonably necessary for the performance by the Manager of its duties and functions hereunder, which may include the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations, provided, that such expenses are in amounts no greater than those that would be payable to third-party professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis, and excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company Entities shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i)             Acquisition Expenses incurred in connection with the selection and acquisition of Investments;

(ii)            general and administrative expenses of the Company Entities;

(iii)           expenses incurred in connection with the issuance of securities of the Company, any Financing Transaction and other costs incident to the acquisition, development, redevelopment, construction, repositioning, leasing, disposition and financing of the Investments;

(iv)            costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. For the avoidance of doubt, any Equity Incentive Plan of BHM or the Operating Partnership in which any person referred to in Section 7(a) above participates shall be included in the operation of this Section 7(b)(iv);

(v)            the compensation and expenses of BHM’s directors and the cost of liability insurance to indemnify the Company and its directors and officers;

(vi)           costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of BHM’s securities offerings;

(vii)          expenses connected with communications to holders of the securities of any Company Entity and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of BHM’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing BHM’s annual report to its stockholders or the Operating Partnership’s partners, as applicable, and proxy materials with respect to any meeting of BHM’s stockholders or the Operating Partnership’s partners, as applicable;

(viii)         costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company Entities;

(ix)            expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the acquisition, development, redevelopment, construction, repositioning, leasing, financing, refinancing, sale or other disposition of an Investment or establishment of any of BHM’s securities offerings, or in connection with any Financing Transaction;

(x)             costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(xi)            compensation and expenses of BHM’s custodian and transfer agent, if any;

(xii)           the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xiii)          all taxes and license fees;

(xiv)          all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xv)           costs and expenses incurred in contracting with third parties;

(xvi)         all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xvii)        expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for any Company Entity or their Investments separate from the office or offices of the Manager;

(xviii)       expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the securities of any Company Entity, including, without limitation, in connection with any dividend reinvestment plan;

(xix)          any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against any Company Entity, or against any trustee, director, partner, member or officer of such Company Entity in his capacity as such for which any Company Entity is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable Governing Instruments or any agreement or other instrument or by any court or governmental agency; and

(xx)           all other expenses actually incurred by the Manager (except as otherwise specified herein) that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(c)            Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility.

(a)            The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager, its officers, members, managers, directors, personnel, Affiliates and any Person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”), will not be liable to any Company Entity or any of the stockholders, partners, members or other holders of equity interests of any Company Entity for any acts or omissions by any Manager Indemnified Party performed in accordance with and pursuant to this Agreement, except by reason of any act or omission on the part of such Manager Indemnified Party constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under this Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with the Manager’s proper release of the Company’s money or other property.

(b)            The Company shall, to the full extent lawful, indemnify and hold harmless each Manager Indemnified Party, with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively, “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party not constituting bad faith, willful misconduct, gross negligence, reckless disregard of duties of such Manager Indemnified Party, performed in good faith in accordance with and pursuant to this Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with the Manager’s proper release of the Company’s money or other property. In addition, the Company shall advance funds to a Manager Indemnified Party for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought pursuant to the terms of this Agreement, provided, that such Manager Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if it shall ultimately be determined that such Manager Indemnified Party is not entitled to be indemnified by the Company as provided herein in connection with such claim, suit, action or proceeding.

(c)            The Manager shall, to the full extent lawful, indemnify and hold harmless the Company, its directors and officers, personnel, agents and Affiliates (each, a “Company Indemnified Party,” and collectively with a Manager Indemnified Party, each an “Indemnified Party”) with respect to all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement, or (ii) any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(d)            In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 8; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section 8. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next sentence of this Section 8(d), also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.

(e)            Any Indemnified Party entitled to indemnification hereunder shall seek recovery under any insurance policies by which such Indemnified Party is covered and any Indemnified Party shall obtain the written consent of the indemnifying party prior to entering into any compromise or settlement which would result in an obligation of such indemnifying party to indemnify such Indemnified Party; provided, however, that the possibility of recovery under any such insurance policies shall not preclude an Indemnified Party from seeking indemnification pursuant to this Agreement. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the indemnifying party by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the indemnifying party in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the indemnifying party to such Indemnified Party) to the indemnifying party. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or any Subsidiary and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company may be limited to the Company Parties’ proportionate share thereof if so determined by the Company in good faith.

(f)            The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture.

The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

Section 10. Term; Renewal; Nonrenewal Event; Internalization.

(a)            This Agreement shall become effective on the Distribution Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the first anniversary of the Distribution Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively, the Company elects to internalize management pursuant to Section 10(f)(i) or this Agreement is earlier terminated in accordance with Section 11.

(b)            Notwithstanding any other provision of this Agreement to the contrary, no later than 180 days prior to the expiration of the Initial Term or any Automatic Renewal Term, the Company may deliver written notice to the Manager informing it of the Company’s intention to decline to renew this Agreement (the “Nonrenewal Notice”) if a Nonrenewal Event may have occurred. A Nonrenewal Event shall occur upon the affirmative vote of at least two-thirds of the Independent Directors that (1) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company Entities taken as a whole or (2) the Base Management Fee and Incentive Fee payable to the Manager are not, taken as a whole, in accordance with then-current market rates charged by asset management companies rendering services similar to those rendered by the Manager (“Market Rates”), subject to Section 10(c), and only after reasonable investigation by the Independent Directors as to the rates charged by similarly situated managers. If a Nonrenewal Event has occurred, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”). The Company may terminate this Agreement for cause pursuant to Section 11(a) hereof even after a Nonrenewal Notice and, in such case, no Termination Fee shall be payable.

(c)            Notwithstanding the provisions of subsection (b) above, if the reason for the Nonrenewal Event specified in the Company’s Nonrenewal Notice is that two-thirds of the Independent Directors have determined that the Base Management Fee and the Incentive Fee payable to the Manager are not, taken as a whole, in accordance with Market Rates, there shall not have occurred a Nonrenewal Event in the event that there is a Board-Approved Structure (as defined below). If the Manager wishes to continue to perform its duties during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term (and to assert that a Nonrenewal Event shall not be deemed to have occurred), the Manager must first deliver to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee and/or the Incentive Fee. Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee and/or the Incentive Fee in good faith. Provided that the Company and the Manager agree to a revised Base Management Fee, Incentive Fee or other compensation structure (the “Agreed Structure”) within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, and at least two-thirds of the Independent Directors agree that the rates to be paid to the Manager pursuant to the Agreed Structure are at or below Market Rates, taken as a whole (a “Board-Approved Structure”), the Nonrenewal Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except for any changes required to effectuate the Board-Approved Structure. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revisions promptly after the approval of the Board-Approved Structure, with an effective date of what would have been the Effective Termination Date. In the event that the Company and the Manager are unable to agree on an Agreed Structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date as a condition of such termination action being effective.

(d)            No later than 180 days prior to the expiration of the Initial Term or any Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager declines to renew this Agreement pursuant to this Section 10(d).

(e)            Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 5, Section 7, Section 8 and Section 14 of this Agreement.

(f)

(i)             Notwithstanding any other provision of this Agreement, upon the determination by at least two-thirds of the Independent Directors that, upon an internalization of the Company’s management, AFFO per share would be greater than AFFO per share immediately prior to such internalization, the Company may internalize, with consideration upon such internalization being paid by the Company to the Manager (the “Internalization Consideration”) equal to 2.75 times the sum of the Base Management Fee and Incentive Fee, in each case, earned by the Manager during the 12-month period immediately preceding such internalization, calculated as of the end of the most recently completed fiscal quarter before the date of the internalization.

(ii)            If the Company elects to internalize management pursuant to Section 10(f)(i), then either the Manager or the Company may further elect to structure such internalization as an acquisition of all of the membership interests in the Manager for which the acquisition consideration shall be equal to the amount of the Internalization Consideration (and no separate Internalization Consideration would be paid), which may be structured as a contribution of the Manager or the Manager’s assets to the Operating Partnership in exchange for units of limited partnership interest in the Operating Partnership (“OP Units”) and/or cash, provided that at least 50% of the value of the Internalization Consideration will be satisfied in OP Units, or other tax-efficient transaction as agreed to by the Manager and the Company. To the extent of an election under this Section 10(f)(ii), the parties shall negotiate in good faith to prepare an acquisition agreement and related documents containing customary, standard and commercially reasonable representations, warranties, covenants and indemnities. The consummation of an acquisition of the Manager pursuant to this Section 10(f)(ii) shall be subject to the prior approval of (1) a majority of the Independent Directors, and (2) the Company’s stockholders as required under Maryland law or the rules of the applicable Securities Exchange.

Section 11. Termination for Cause.

(a)            The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager (a “Cause Termination Notice”), without payment of any Termination Fee, if (i) the Manager, its agents or assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is the commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control which a majority of the Independent Directors determines is materially detrimental to the Company Entities taken as a whole, (iv) the Manager is unable to perform its obligations under this Agreement; (v) the dissolution of the Manager, or (vi) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (vi) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 11(a)(vi) and any Cause Termination Notice previously given in reliance on this clause (vi) automatically shall be deemed to have been rescinded and nugatory.

(b)            The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 11(b).

(c)            The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 12. Action Upon Termination.

From and after the effective date of termination of this Agreement pursuant to Sections 10 or 11 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if (x) terminated pursuant to Section 11(b) hereof or (y) not renewed pursuant to (i) Section 10(b) hereof (subject to Section 10(c) hereof), the Termination Fee or (ii) Section 10(f) (subject to Section 10(f)(ii) hereof), the Internalization Consideration. Upon any such termination or nonrenewal, the Manager shall forthwith:

(a)            after deducting any accrued compensation and reimbursement for its expenses that have been submitted to the Company prior to the effective date of termination, pay over to each Company Entity all money collected and held for the account of such Company Entity pursuant to this Agreement;

(b)            deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company Entities;

(c)            deliver to the Board all property and documents of the Company Entities then in the custody of the Manager; and

(d)            cooperate with the Company Entities to provide an orderly management transition, including, but not limited to, the transition to a new manager of control of the assets of the Company Entities.

Section 13. Assignments.

(a)            Assignments by the Manager. This Agreement shall not be assigned by the Manager without the prior written consent of a majority of the Independent Directors, except to an Affiliate of the Manager, in which case such Affiliate shall be bound under this Agreement and by the terms of such assignment in the same manner as the Manager is bound under this Agreement. Notwithstanding the foregoing, the Manager may, without the approval of a majority of the Independent Directors, delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b)            Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company Entities held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, then subject to the Manager’s right to offset pursuant to Section 12(a) hereof, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, BHM’s stockholders or Operating Partnership’s partners or any of the directors or equity holders of any subsidiary of the Company for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14. The Company shall indemnify the Manager Indemnified Parties against any and all Losses which arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager Indemnified Parties to indemnification under Section 8 of this Agreement.

Section 15. Representations and Warranties.

(a)            BHM hereby represents and warrants to the Manager as follows:

(i)             BHM is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company Entities, taken as a whole.

(ii)            BHM has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of BHM, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by BHM in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of BHM, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of BHM enforceable against BHM in accordance with its terms.

(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on BHM, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on BHM, or the Governing Instruments of, or any securities issued by BHM or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which BHM is a party or by which BHM or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company Entities, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)            The Operating Partnership hereby represents and warrants to the Manager as follows:

(i)             The Operating Partnership is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited partnership power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited partnership and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company Entities, taken as a whole.

(ii)            The Operating Partnership has the limited partnership power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited partnership action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including partners and creditors of the Operating Partnership, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Operating Partnership in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Operating Partnership, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms.

(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Operating Partnership, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Operating Partnership, or the Governing Instruments of, or any securities issued by the Operating Partnership or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Operating Partnership is a party or by which the Operating Partnership or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company Entities, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(c)            The Manager hereby represents and warrants to the Company as follows:

(i)             The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii)            The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16. Miscellaneous.

(a)            Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

BHM:	Bluerock Homes Trust, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
Attention: Secretary
Fax: (646) 278-4220

with a copy to:	KVCF, PLC
1401 E. Cary Street
Richmond, Virginia 23219
Attention: Richard P. Cunningham, Jr., Esq.
Fax: (804) 823-4099

The Operating Partnership:	Bluerock Residential Holdings, L.P. C/O Bluerock Homes Trust, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
Attention: Secretary
Fax: (646) 278-4220

with a copy to:	KVCF, PLC
1401 E. Cary Street
Richmond, Virginia 23219
Attention: Richard P. Cunningham, Jr., Esq.
Fax: (804) 823-4099

The Manager:	Bluerock Homes Manager, LLC
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
Attention: Chief Legal Officer
Fax: (646) 278-4220

(b)            Binding Nature of Agreement; Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein. Except as provided in this Agreement with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)            Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)            Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR JUDGMENT IN SUCH COURTS, AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(f)            WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)            Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h)            No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)             Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(j)             Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)            Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l)            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

Bluerock Homes Trust, Inc.

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title: President

Bluerock Residential Holdings, L.P.

By:	Bluerock Homes Trust, Inc., its General Partner

By: /s/ Jordan Ruddy
Name: Jordan Ruddy
Title: President

Bluerock Homes Manager, LLC

By:	Bluerock Real Estate, L.L.C., its Manager

By: /s/ Jordan Ruddy
Name: Jordan Ruddy
Title: Authorized Signatory

Exhibit A to Management Agreement

Bluerock Homes Trust, Inc.

Investment Guidelines

(Effective October 5, 2022)

1.             No investment shall be made that would cause BHM to fail to qualify as a REIT under the Code.

2.             No investment shall be made that would cause BHM or the Operating Partnership to be regulated as an investment company under the Investment Company Act.

3.             The Company’s investments shall be in the Target Assets.

4.             Until appropriate investments in the Target Assets are identified, the Manager may invest the proceeds of any offerings of BHM’s or the Operating Partnership’s securities for cash in interest-bearing, short-term investment-grade investments, subject to the requirements for BHM’s qualification as a REIT under the Code.

5.             The Manager shall have the authority to approve any Investment Transaction involving an equity investment amount of less than twenty percent (20%) of the Company’s New Stockholders’ Equity calculated as a static calculation without regard to proration of issuances (“Company Equity”) at the time of the Manager’s consideration.

6.             The approval of the Board shall be required for any Investment Transaction involving an equity investment amount equal to or in excess of twenty percent (20%) of Company Equity at the time of the Board’s consideration.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of BHM’s stockholders.